EXHIBIT 23(D)(1)

       CONTRACTUAL ADVISORY FEE WAIVER AND EXPENSE REIMBURSEMENT AGREEMENT

AGREEMENT made this 1st day of October, 2006 by and between THE WESTWOOD FUNDS, a Massachusetts business trust (the "Trust"), and GABELLI ADVISERS, INC. (the "Adviser").

The Adviser hereby agrees to waive advisory fees and reimburse expenses to the extent necessary to maintain Total Annual Operating Expenses at the following levels for a period of one year from the date of this Agreement for each class of the following funds:

         Fund                                    Total Annual Operating Expenses
         ----                                    -------------------------------

                                                 Class   Class   Class    Class
                                                  AAA      A       B        C
                                                 -----   -----   -----   ------

Westwood Small Cap Equity Fund                   1.50%   1.75%   2.25%   2.25%
Westwood Income Fund                             1.50%   1.75%   2.25%   2.25%
Westwood Intermediate Bond Fund                  1.00%   1.10%   1.75%   1.75%

This Agreement shall be renewable at the end of each one year period for an additional one year period upon the written agreement of the parties hereto.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

THE WESTWOOD FUNDS                            GABELLI ADVISERS, INC.

By: /s/ Bruce N. Alpert                        By: /s/ James E. Mckee
    -------------------------------                -----------------------------

Attest: /s/ Christina G. Retacco              Attest: /s/ Christina G. Retacco
        ---------------------------                   --------------------------


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